                                        FILED PURSUANT TO RULE 424(B)(3) AND (C)
                                                            FILE NUMBER 333-6650

                 PROSPECTUS SUPPLEMENT DATED NOVEMBER 21, 1997
                                       TO
                      PROSPECTUS DATED SEPTEMBER 16, 1997

                            SPECTRUMEDIX CORPORATION

     This Prospectus Supplement supplements the Prospectus dated September 16, 1997 (the "Prospectus") of SpectruMedix Corporation (the "Company") relating to an offering (the "Offering") of 1,200,600 units (the "Units") of the Company (including 156,000 Units exercised pursuant to the Underwriter's over-allotment option). Such Units are described in the Prospectus. This Prospectus Supplement should be read in conjunction with the Prospectus, and this Prospectus Supplement is qualified by reference to the Prospectus except to the extent that the information herein contained supersedes the information contained in the Prospectus. Capitalized terms used in this Prospectus Summary and not otherwise defined herein have the meanings specified in the Prospectus.
                             FINANCIAL INFORMATION

     On November 13, 1997, SpectruMedix Corporation (the "Company") announced its unaudited results for its second fiscal quarter ended September 30, 1997. The announcement arises under the requirements of the Company to announce its second quarter results under the Securities and Exchange Act of 1934, as amended. Set forth below is certain unaudited financial information at and for the period ended September 30, 1997, with appropriate comparative information. Such financial information includes all adjustments which, in the opinion of management, are necessary for a full presentation. Results for the three months ended September 30, 1997 are not necessarily indicative of results to be expected for the year ended March 31, 1998.

                            SPECTRUMEDIX CORPORATION
                 (FORMERLY PREMIER AMERICAN TECHNOLOGIES CORP.)

                            CONDENSED BALANCE SHEETS

                                     ASSETS

                                                                               SEPTEMBER 30,    MARCH 31,
                                                                                   1997           1997*
                                                                               -------------   -----------
                                                                                (UNAUDITED)
CURRENT ASSETS:
  Cash and cash equivalents..................................................   $ 3,158,824    $   352,290
  Accounts receivable, net...................................................        18,148         80,953
  Inventories................................................................       203,474        109,450
                                                                                 ----------     ----------
    TOTAL CURRENT ASSETS.....................................................     3,380,446        542,693
                                                                                 ----------     ----------
PROPERTY AND EQUIPMENT, net..................................................        71,788         59,346
                                                                                 ----------     ----------
OTHER ASSETS.................................................................       262,292      1,683,487
                                                                                 ----------     ----------
    TOTAL ASSETS.............................................................   $ 3,714,526    $ 2,285,526
                                                                                 ==========     ==========
                              LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES
  Accounts payable...........................................................   $   470,778    $   564,445
  Accrued payroll and payroll taxes..........................................        64,121        314,720
  Notes payable -- officers..................................................            --         74,166
  Notes payable -- bridge financing..........................................            --      1,610,000
  Notes payable -- others....................................................            --        390,728
  Convertible note payable...................................................       300,000        300,000
  Customer deposits..........................................................        32,944             --
  Other accrued liabilities..................................................       410,415        536,847
                                                                                 ----------     ----------
    TOTAL CURRENT LIABILITIES................................................     1,278,258      3,790,906
                                                                                 ----------     ----------
STOCKHOLDERS' EQUITY (DEFICIT)
  Preferred stock, $.00115 par value, 2,000,000 shares authorized, none
    issued or outstanding....................................................            --             --
  Common stock, $.00115 par value, 23,000,000 shares authorized, 3,381,526
    (September 30, 1997) and 2,173,100 (March 31, 1997) shares issued and
    outstanding..............................................................         3,889          2,499
  Additional paid-in capital.................................................     8,276,429      3,013,053
  Accumulated deficit........................................................    (5,844,050)    (4,520,932)
                                                                                 ----------     ----------
    TOTAL STOCKHOLDERS' EQUITY (DEFICIT).....................................     2,436,268     (1,505,380)
                                                                                 ----------     ----------
TOTAL LIABILITIES AND STOCKHOLDERS EQUITY (DEFICIT)..........................   $ 3,714,526    $ 2,285,526
                                                                                 ==========     ==========

---------------

* Derived from audited financial statements.

                            SPECTRUMEDIX CORPORATION
                 (FORMERLY PREMIER AMERICAN TECHNOLOGIES CORP.)

                       CONDENSED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)

                                                               SIX MONTHS ENDED         THREE MONTHS ENDED
                                                                SEPTEMBER 30,              SEPTEMBER 30,
                                                           ------------------------   -----------------------
                                                              1997          1996         1997         1996
                                                           -----------   ----------   ----------   ----------
REVENUES.................................................  $   123,421   $  220,026   $   36,337   $  147,422
COST OF REVENUES.........................................      176,071      172,406       78,772      102,582
                                                           -----------   ----------   ----------   ----------
GROSS (LOSS) PROFIT......................................      (52,650)      47,620      (42,435)      44,840
                                                           -----------   ----------   ----------   ----------
EXPENSES:
  Research and development costs.........................      422,756      171,359      227,517       97,855
  General and administrative expenses....................      432,989      366,499      177,173      212,053
  Interest expense.......................................      129,286      106,716       60,424       79,539
  Amortization of original issue discount and deferred
    bridge financing costs...............................    1,280,305       93,538           --       93,538
  Less: Grant proceeds...................................      (16,400)          --      (16,400)          --
                                                           -----------   ----------   ----------   ----------
  TOTAL EXPENSES.........................................    2,248,936      738,112      448,714      482,985
                                                           -----------   ----------   ----------   ----------
OPERATING LOSS...........................................   (2,301,586)    (690,492)    (491,149)    (438,145)
OTHER INCOME:
  Interest income........................................        1,331           --        1,331           --
                                                           -----------   ----------   ----------   ----------
LOSS BEFORE EXTRAORDINARY ITEMS..........................   (2,300,255)    (690,492)    (489,818)    (438,145)
EXTRAORDINARY ITEMS (Note 4).............................      977,136           --      977,136           --
                                                           -----------   ----------   ----------   ----------
NET INCOME (LOSS)........................................  $(1,323,119)  $ (690,492)  $  487,318   $ (438,145)
                                                           ===========   ==========   ==========   ==========
WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING............    2,219,067    1,696,563    2,264,533    1,696,563
                                                           ===========   ==========   ==========   ==========
INCOME (LOSS) PER SHARE:
  Loss before extraordinary items........................  $     (1.04)  $     (.41)  $     (.22)  $     (.26)
  Extraordinary items....................................          .44           --          .44           --
                                                           -----------   ----------   ----------   ----------
NET LOSS.................................................  $      (.60)  $     (.41)  $     . 22   $     (.26)
                                                           ===========   ==========   ==========   ==========